Exhibit 99.1

Media contact:	Investor Relations contact:
Donna Owens Cox	Mark F. Pomerleau
tel 203 461 7634	tel 203 461 7616

MeadWestvaco Consumer & Office Products Enters Brazil; Company Acquires Tilibra S.A.

Produtos de Papelaria

STAMFORD, CONN., August 13, 2004 – MeadWestvaco Corporation (NYSE: MWV) today announced it has acquired the business of Tilibra S.A. Produtos de Papelaria, a leading Brazilian-based producer of consumer and office products for the retail and commercial stationery channels. Terms of the transaction were not disclosed.

“With its broad line of school, home, and office products, Tilibra provides MeadWestvaco a unique opportunity to extend its product platform to a large market where the company has a proven record of growth,” said Neil A. McLachlan, president of MeadWestvaco’s Consumer & Office Products Division. “This acquisition is a key component of our international expansion efforts.”

Tilibra, a family-owned business, was founded in 1928 and employs approximately 1,000 people in the city of Bauru, São Paulo state.

MeadWestvaco Corporation, headquartered in Stamford, Connecticut, is a leading global producer of packaging, coated and specialty papers, consumer and office products and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, Cambridge®, Columbian®, DayRunner®, Five Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative®.

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